Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On March 24, 2017, certain wholly owned subsidiaries of Systemax Inc. (the “Company”) executed a definitive securities purchase agreement (the “Purchase Agreement”) with  certain special purpose companies formed by Hilco Capital Limited (“Hilco” and together with its management team partners, “Purchaser”).  Pursuant to the Purchase Agreement, Purchaser acquired all of the Company’s interests in Systemax Europe SARL, which includes its subsidiaries, Systemax Business Services K.F.T., Misco UK Limited, Systemax Italy S.R.L., Misco Iberia Computer Supplies S.L., Misco AB, Global Directmail B.V. and Misco Solutions B.V. (collectively, the “SARL Businesses”). The transaction closed immediately upon execution of the Purchase Agreement.

The Company retained its France technology value added reseller business, which is conducted through its subsidiary, Inmac Wstore S.A.S., which was not part of the sale transaction.

The SARL Businesses were sold on a cash-free, debt-free basis; proceeds were nominal.   As part of the transaction, the Company retained a small residual equity position in the Purchaser’s acquiring entity, and will provide limited transition services to Purchaser for a limited period of time under a transition services agreement typical for transactions of this kind.

The following unaudited pro forma condensed consolidated financial information is presented to show how the Company’s results may have appeared if the sale had occurred on December 31, 2016 (in the case of the condensed consolidated balance sheet) and  on January 1, 2014 (in the case of the condensed consolidated statements of operations). The unaudited pro forma condensed consolidated financial information includes the results of the Company’s Industrial Products Group segment, its France technology products value added reseller business, its former Misco Germany technology products operations, its former Afligo rebate processing business and its Corporate and Other segment.

The pro forma condensed consolidated financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the disposition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Company.

Systemax Inc.
Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	As reported December 31, 2016	Pro Forma Adjustments (a)	Pro Forma Adjustments (b)		Pro Forma December 31, 2016
					(Unaudited)
ASSETS:
Current assets:
Cash	$149.7	$-		$-	$149.7
Accounts receivable, net	214.5	(62.6)			151.9
Inventories	140.7	(24.0)			116.7
Prepaid expenses and other current assets	6.3	(2.4)			3.9
Total current assets	511.2	(89.0)			422.2

Property, plant and equipment, net	29.5	(13.1)			16.4
Deferred income taxes	4.5	(0.3)			4.2
Goodwill and intangibles	17.3	(1.6)			15.7
Other assets	3.6	(2.1)			1.5
Total assets	$566.1	$(106.1)			$460.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$260.4	$(79.1)	$		$181.3
Accrued expenses and other current liabilities	64.6	(15.4)		1.5	50.7
Total current liabilities	325.0	(94.5)		1.5	232.0

Deferred income tax liability	0.5	(0.2)			0.3
Other liabilities	26.2	(1.9)			24.3
Total liabilities	351.7	(96.6)		1.5	256.6

Commitments and contingencies

Shareholders’ equity:
Preferred stock	-				-
Common stock	0.4				0.4
Additional paid-in capital	185.5				185.5
Treasury stock	(23.9)				(23.9)
Retained earnings	73.1	(14.6)		(1.5)	57.0
Accumulated other comprehensive loss	(20.7)	5.1			(15.6)
Total shareholders’ equity	214.4	(9.5)		(1.5)	203.4

Total liabilities and shareholders’ equity	$566.1	$(106.1)		$-	$460.0

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Systemax Inc.
Pro Forma Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	As reported Year Ended December 31, 2016	Pro Forma Adjustments (a)	Pro Forma Year Ended December 31, 2016 (Unaudited)
Net sales	$1,680.1	$509.9	$1,170.2
Cost of sales	1,355.4	454.3	901.1
Gross profit	324.7	55.6	269.1
Selling, general & administrative expenses	314.7	77.2	237.5
Special charges	5.9	2.0	3.9
Operating income (loss)	4.1	(23.6)	27.7
Foreign currency exchange (income) loss	1.1	(0.2)	1.3
Interest and other expense, net	0.9	0.5	0.4
Income (loss) before income taxes	2.1	(23.9)	26.0
Provision for (benefit from) income taxes	10.0	0.7	9.3
Net income (loss) from continuing operations	$(7.9)	$(24.6)	$16.7
Net income (loss) per common share from continuing operations:
Basic	$(0.21)		0.45
Weighted average common and common equivalent shares:
Basic and diluted	37.2		37.2

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Systemax Inc.
Pro Forma Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	As reported Year Ended December 31, 2015	Pro Forma Adjustments (a)	Pro Forma Year Ended December 31, 2015 (Unaudited)
Net sales	$1,854.7	$611.2	$1,243.5
Cost of sales	1,512.0	545.0	967.0
Gross profit	342.7	66.2	276.5
Selling, general & administrative expenses	338.9	85.9	253.0
Special charges	27.9	0.3	27.6
Operating income (loss)	(24.1)	(20.0)	(4.1)
Foreign currency exchange loss	9.8	2.3	7.5
Interest and other expense, net	0.9	0.2	0.7
Income (loss) before income taxes	(34.8)	(22.5)	(12.3)
Provision for (benefit from) income taxes	13.5	1.5	12.0
Net income (loss) from continuing operations	$(48.3)	$(24.0)	$(24.3)
Net income (loss) per common share from continuing operations:
Basic and diluted	$(1.30)		$(0.65)
Weighted average common and common equivalent shares:
Basic and diluted	37.1		37.1

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Systemax Inc.
Pro Forma Condensed Consolidated Statements of Continuing Operations
(In millions, except per share amounts)

	As reported Year Ended December 31, 2014	Pro Forma Adjustments (a)	Pro Forma Year Ended December 31, 2014 (Unaudited)
Net sales	$2,104.2	$739.5	$1,364.7
Cost of sales	1,727.0	653.2	1,073.8
Gross profit	377.2	86.3	290.9
Selling, general & administrative expenses	375.0	99.4	275.6
Special charges	15.9	7.8	8.1
Operating income (loss)	(13.7)	(20.9)	7.2
Foreign currency exchange loss	5.3	3.0	2.3
Interest and other expense, net	1.1	0.2	0.9
Income (loss) before income taxes	(20.1)	(24.1)	4.0
Provision for (benefit from) income taxes	11.9	(0.6)	12.5
Net income (loss) from continuing operations	$(32.0)	$(23.5)	$(8.5)
Net income (loss) per common share from continuing operations:
Basic and diluted	$(0.86)		$(0.23)
Weighted average common and common equivalent shares:
Basic and diluted	37.1		37.1

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma adjustments to the Condensed Consolidated Balance Sheet as of December 31, 2016

(a)	To eliminate all assets, liabilities and net equity of entities sold. No cash impacts as the entities were sold on a cash free, debt free basis.
(b)	Record sale related charges for severance, professional fees and contract cancellation costs expected to be incurred.

Pro Forma adjustments to the Condensed Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014.

(a)	To eliminate the revenues and directly attributable expenses of entities sold. Not included in the pro forma results are savings due to costs that may be reduced or eliminated.